Exhibit 14.1

Mesa Laboratories, Inc.

Code of Ethics and Business Conduct

Table of Contents

Contents

Introduction	3
1. Compliance with Laws	3
2. Conflicts of Interest	4
3. Insider Trading	4
4. Corporate Opportunities	4
5. Competition and Fair Dealing	5
6. Gifts	5
7. Antitrust and Competition	5
8. Discrimination and Harassment	6
9. Health and Safety	6
10. Recordkeeping and Disclosures	6
11. Confidentiality	7
12. Social Media and External Communications	8
13. Protection and Proper Use of Company Assets	8
14. Payments to Government Personnel	9
15. Import and Export Controls	9
16. Compliance Procedures	10
Reporting Violations and Concerns, or Asking Questions	10
Anonymity	11
No Retaliation	11
Internal Investigations	11
Consequences of a Violation	11
Waivers and Amendment of this Code	11

Introduction

It is the policy of Mesa Laboratories, Inc. and its subsidiaries (the “Company”, “Mesa”, “we”, “us” or “our”) to (i) require the highest standards of business ethics and integrity on the part of all employees and members of its board of directors (the “Board”), and (ii) to comply with applicable laws and regulations in the conduct of its business. To that end, Mesa has adopted and implemented this Code of Ethics and Business Conduct (“Code”).

While this Code covers a wide range of business practices and procedures, it is not intended to be a comprehensive guide to all of our policies or to all of our respective responsibilities to ensure compliance with applicable laws. This Code sets out basic principles to help each of us resolve the ethical and legal issues that we may encounter in conducting our business.

As a condition of employment or affiliation with the Company, all Company directors, officers and employees are required to read, understand, and agree to comply with the ethical standards described in this Code. Failure by an employee to comply with this Code will result in appropriate disciplinary action, which may include termination of employment. For purposes of this policy only, “employees” shall also include temporary employees and independent contractors identified by the Company. All such persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Those who violate this Code, fail to provide required information when participating in an investigation, or provide false information in connection with an investigation about a violation of the Code, or retaliate against a person who reports, in good faith, a suspected violation may be subject to disciplinary action, up to and including termination of employment.

Mesa has a no tolerance policy for lying or falsification, both of which may result in immediate termination. Note that if a specific law or statute is not mentioned, this should not be taken as a sign that compliance with that law or regulation is not important; in fact, compliance with all laws and regulations is required and the examples listed in this Code are merely examples. Please reach out to the appropriate Company contact if you have any questions or require assistance in reporting your concerns. For guidance with respect to issues not addressed in this Code, employees should follow Mesa’s internal policies and procedures, including the Company’s Employee Handbook(s).

1.	Compliance with Laws

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All employees must respect and obey the laws of the jurisdictions in which we operate. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from managers or appropriate personnel in other departments.

2.	Conflicts of Interest

A conflict of interest occurs when personal interests interfere with Mesa’s interests or your ability to perform your job objectively. This includes situations where you or a family member receive an improper personal benefit because of your position at Mesa. A conflict of interest can also arise when an employee takes actions or has interests that may make it difficult to perform his or her work for Mesa objectively and effectively. Breach of confidentiality obligations can also give rise to a conflict of interest. Moreover, the appearance of a conflict of interest alone can adversely affect Mesa and its relations with customers, suppliers and employees. Employees are expected to use good judgment, maintain high ethical standards, and seek to avoid, and when appropriate disclose, any actual or potential conflicts.

Examples of situations that may give rise to a conflict of interest include:

●	Employment or consulting for a competitor, customer, or supplier
●	Directing Mesa business to an entity in which you or a family member have a substantial interest
●	Owning a significant interest in a competitor, customer, or supplier
●	Using Mesa assets or resources for personal gain
●	Accepting inappropriate gifts or benefits from anyone doing business with Mesa (see “Competition and Fair Dealing” below for a discussion of inappropriate gifts and benefits)

If you are unsure whether a situation creates a conflict, consult higher levels of management. Any actual or potential conflicts must be disclosed to your manager, or if your manager is not appropriate for any reason, the Chief Financial Officer. Directors and officers should report conflicts to the Nominating and Corporate Governance Committee.

3.	Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for securities trading purposes or for any other purpose except the conduct of our business. “Material” information is information that a reasonable investor would think is important when making a decision about buying, holding or selling a company’s securities. Information that affects the price of another company’s stock may be “material.” All material non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. For more information, please refer to the Company’s Insider Trading Policy.

4.	Corporate Opportunities

Employees, officers or directors are prohibited from taking for themselves opportunities that are discovered through the use of any Company property, information or position without the consent of the Board. No employee may use any Company property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers or directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.	Competition and Fair Dealing

We seek to out-perform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owners’ consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of, and deal fairly with, the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other intentional unfair-dealing practice.

6.	Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.

In addition, gifts or gratuities to government officials or healthcare professionals are often prohibited and may be illegal even if they satisfy the requirements of (1)-(5) above. Employees must avoid any activity that could be considered a kickback or bribe—such as offering or accepting payment or favors in exchange for business. These practices are unethical and, in many cases, unlawful.

Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

7.	Antitrust and Competition

Mesa is committed to complying with antitrust and competition laws that promote fair markets and protect consumers. These laws prohibit practices that restrict competition, such as price-fixing, market allocation, or collusion.

Employees must avoid activities that could raise antitrust concerns, including:

●	Discussing pricing, markets, or strategies with competitors
●	Agreements to refuse business with certain parties
●	Conditioning the sale of one product on the purchase of another
●	Selling below cost to harm competition

●	Price discrimination between competing customers
●	Actions that block competitors from accessing markets or resources

Joint projects or collaborations with competitors require prior review and ongoing oversight by Legal.

8.	Discrimination and Harassment

The diversity of Company employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

Mesa prohibits discrimination based on age, race, color, religion, sex, sexual orientation, gender identity, national origin, disability, protected veteran status, or any other protected class. We are committed to maintaining a workplace free from unlawful discrimination and harassment, including:

●	Inappropriate, demeaning, or offensive jokes or comments
●	Unwanted physical contact
●	Threats or intimidation
●	Sexually suggestive images, statements, or actions

9.	Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

It is also against Mesa policy to bring a firearm, weapon or explosive substance into the workplace. We do not tolerate acts or threats of violence, either verbal or physical, or any behavior that amounts to unlawful discrimination or harassment.

Employees should report to work in condition to perform their duties, free from the influence of illegal drugs, alcohol or prescription drugs that impair performance or judgment.

10.	Recordkeeping and Disclosures

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately. Receipts should be submitted in accordance with Mesa’s expense policies in their original form, and employees should be able to verify any expense upon request. Rules and guidelines are available from the Accounting Department.

Employees involved in preparing Mesa’s financial statements, public filings, or related communications must adhere to these principles:

●	All accounting records and reports must comply with applicable laws and regulations.
●	Records must fairly and accurately reflect the transactions and events they represent.
●	Records must accurately detail Mesa’s assets, liabilities, revenues, and expenses.
●	No false or intentionally misleading entries are permitted in accounting records.
●	Transactions must not be misclassified by account, department, or accounting period.
●	Every transaction must be supported by accurate documentation and recorded in the correct account and period.
●	No information should be withheld from internal or external auditors.
●	Compliance with Mesa’s internal accounting controls is mandatory.
●	All public disclosures should be fair, accurate, timely and understandable and made in compliance with all appliable rules and regulations.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to email, internal memos and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, if litigation or a governmental investigation exists or is likely, please consult the Company’s Chief Financial Officer.

11.	Confidentiality

Employees who have access to non-public information about Mesa or its business must protect it and only share it with individuals who have a legitimate need to know for Mesa-related purposes. Confidential information may not be disclosed to any third party unless authorized by an appropriate member of Mesa management and covered by an approved nondisclosure agreement. It should never be used for personal benefit or any purpose unrelated to Mesa.

Employees must also comply with any confidentiality agreements and Mesa policies. Be discreet—do not discuss confidential matters in public places. Confidential information includes, but is not limited to: product development plans, research data, regulatory matters, intellectual property, financial performance, personnel details, strategic plans, trade secrets and other proprietary information and information entrusted to us by customers, vendors, or partners. Disclosure to third parties other than in the conduct of the Company’s business is permitted only when authorized by the Chief Financial Officer or required by law or regulation.

The duty to maintain confidentiality continues after employment ends.

12.	Social Media and External Communications

Mesa respects employees’ right to engage in social media and other online activities in a personal capacity. However, employees are expected to exercise good judgment and act in a manner consistent with this Code, recognizing that information shared online may be permanent and widely accessible.

When using social media or other public platforms, employees should:

●	Avoid disclosing confidential, proprietary, or non-public Company information
●	Make clear when expressing personal views that those views are their own and do not represent Mesa
●	Refrain from making statements on behalf of the Company unless explicitly authorized
●	Conduct themselves professionally and avoid content that is inappropriate, discriminatory, or inconsistent with Mesa’s values

Limited personal use of social media during work hours is permitted in accordance with Company policies, but should not interfere with job responsibilities or involve misuse of Company systems.

Media and Public Statements

To ensure accurate and consistent communication, only authorized individuals may speak on behalf of Mesa to the media, investors, or other external audiences.

If you receive an inquiry from the media or another external party seeking Company information, you should:

●	Decline to comment, and
●	Refer the inquiry to the CFO, or another appropriate leader with oversight of communications at the Company.

Employees must obtain prior approval before preparing or delivering any public statements, presentations, or materials on behalf of Mesa.

13.	Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported to the Mesa Hotline (see contact information below) or to the Chief Financial Officer for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

No secret or unrecorded fund of Mesa’s assets or cash shall be established or maintained for any purpose. Anyone spending or obligating Mesa funds should be certain that the transaction is properly and appropriately documented and that Mesa receives appropriate value in return.

14.	Payments to Government Personnel

The Foreign Corrupt Practices Act (“FCPA”) is a U.S. law that prohibits offering or giving anything of value to non-U.S. government officials to gain an improper business advantage. “Government official” includes employees of foreign governments, agencies, or public organizations—such as healthcare professionals at state-owned hospitals.

Key points:

●	Covers both anti-bribery and accounting matters.
●	Applies to Mesa and its employees, as well as third parties acting on Mesa’s behalf.
●	Prohibited actions include offering, promising, or authorizing payments or benefits to influence decisions like contracts, regulatory approvals, or clinical trials.
●	“Anything of value” can include gifts, meals, jobs, or favors—there is no minimum threshold.
●	A violation can occur even if the bribe is not paid.

Violations can result in severe civil and criminal penalties for Mesa and individuals. Always consult Legal before engaging in any activity that could raise FCPA concerns.

15.	Import and Export Controls

We rely on accurate import records. Specifically, these records should show the correct classification and valuation of imported items. All additional import documentation should be accurate and comply with applicable regulations.

Many countries have strict laws governing the export of products and technology. The term export can have a broad meaning—it’s not limited to shipping physical goods.

At Mesa, we are responsible for following the Export Compliance Manual, which ensures compliance with all applicable export and trade regulations. If you have questions about whether a specific transaction or activity might qualify as an export, or if you’re unsure about compliance requirements, please contact the Supply Chain department for guidance.

16.	Compliance Procedures

Reporting Violations and Concerns, or Asking Questions

Everyone is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property:

Managers: Your manager is often the first place you should go for more information about the Mesa policies and procedures applicable to the business activities you engage in. However, if the conduct in question involves your manager, if you have reported the conduct in question to your manager and do not believe that they have dealt with it properly, or if you do not feel that you can discuss the matter with your manager, then please contact another resource listed here.

Finance Department: The Finance department can answer your questions about the Code of Ethics and Mesa policies related to financial, internal controls, payroll, and accounting matters.

Human Resources: The Human Resources department can answer your questions about employment, benefits, and other workplace issues.

Mesa Confidential: You can contact the Company’s confidential hotline, administered by Mitratech (formerly Lighthouse) to report concerns, including concerns about employment matters.

For your convenience, Mitratech provides a toll-free number along with several other reporting methods, all of which are available 24 hours a day, seven days a week for use by employees and staff.

·	Website: www.lighthouse-services.com/mesalabs
·	Telephone:
o	English speaking USA and Canada: 1-833-214-2436 (not available from Mexico)
o	Spanish speaking North America: 1-800-216-1288
o	Employees outside of North America: 1-800-603-2869 (must dial country access code first)
·	E-mail: reports@lighthouse-services.com (must include company name with report)
·	Fax: (215) 689-3885 (must include company name with report)

Anonymity

Reports of violations or suspected violations may be made anonymously to Mesa Confidential as listed above. When reporting suspected violations of the Code, the Company prefers that those reporting identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously. If you wish to remain anonymous, you may do so. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

The Company expressly forbids any retaliation against any employee who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct, voices other ethical concerns, or is involved on the Company’s behalf in investigating or helping to resolve any such issue. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against such an employee in the terms and conditions of his or her employment. Any person who participates in any such retaliation is subject to disciplinary action, including termination. If an employee believes he or she has been subjected to retaliation for this type of protected behavior, he or she should report the situation as soon as possible to the Legal Department or the Audit Committee.

Internal Investigations

When an alleged violation of this Code is reported, we will take prompt and appropriate action in accordance with applicable laws and in a manner consistent with good business practices. We will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures when required. All reports will be treated confidentially except as otherwise required by applicable law.

Consequences of a Violation

Any employee or director who violates any applicable law or this Code will face appropriate, case specific disciplinary action, which may include demotion, termination, or discharge from Company affiliation.

Waivers and Amendment of this Code

Any waiver of this Code for directors or executive officers may be made only by the Board, and will be promptly disclosed as required by law and the rules of the Securities Exchange Commission and the rules of the Nasdaq. Any waivers of the Code for other employees may be made by either the Board, the Nominating and Governance Committee or, in the case of accounting, internal accounting controls, auditing, or securities law matters, the Audit Committee.

All amendments to the Code must be approved by the Board and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable U.S. securities laws and the rules of the Nasdaq, as the case may be. This Code (as well as all other policies that the Company may adopt from time to time) may be amended unilaterally by the Company at any time.